Exhibit 99.1

       Adept Technology Board of Directors Authorizes Reverse Stock Split

    LIVERMORE, Calif.--(BUSINESS WIRE)--Sept. 23, 2004--Adept Technology, Inc. (OTCBB:ADTK), a leading manufacturer of robotic systems, motion control and machine vision technology, today announced that its board of directors has authorized a reverse stock split, to be effected at a ratio of not less than one-for-four (1:4) and not more than one-for-seven (1:7), subject to approval by the Company's shareholders at its annual shareholders meeting scheduled for November 4, 2004. The record date for determination of stockholders entitled to vote at the meeting is September 24, 2004. If approved, the board would have the authority to determine the final split ratio within the proposed range, and to complete the reverse split not later than February 28, 2005. On a pre-split basis, Adept currently has approximately 30 million common shares outstanding.
    "The reverse stock split should ultimately help improve trading liquidity in Adept's common stock," said Robert Bucher, chairman and chief executive officer. "Shareholders are expected to benefit from lower transaction costs for a higher priced stock, and a higher price may meet investing guidelines for certain institutional investors and investment funds," Bucher added. "The reverse split is also expected to move us closer to qualifying for relisting on the NASDAQ National Market, and we currently intend to apply for relisting once we have satisfied the remaining requirements."
    Adept will file a preliminary proxy statement with the Securities and Exchange Commission regarding the reverse stock split proposal shortly, and will mail a definitive proxy statement to its stockholders regarding the proposal. Adept stockholders are urged to read the definitive proxy statement when it becomes available because it will contain important information about Adept and the reverse stock split proposal. The proxy statement and other relevant materials (when they become available), as well as any other documents filed by Adept with the SEC, may be obtained at the SEC's web site, www.sec.gov.
    Adept Technology designs, manufactures and markets robotic systems, motion control and machine vision technology for the telecommunications, electronics, semiconductor, automotive, lab automation, and biomedical industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and packaging. Adept's intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, systems and software, and application software. Founded in 1983, Adept Technology is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

    This press release contains certain forward-looking statements that involve a number of risks and uncertainties. For a discussion of risk factors relating to Adept's business and its common stock, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2003, as amended, and its quarterly reports on Forms 10-Q for the fiscal quarters ended September 27, 2003, December 27, 2003 and March 27, 2004 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

    The Adept logo is a registered trademark of Adept Technology, Inc. Adept is a trademark of Adept Technology.


    CONTACT: Adept Technology, Inc.
             Robert R. Strickland, 925-245-3406
             investor.relations@adept.com